FOR IMMEDIATE RELEASE
CONTACT:
Susannah Harter
First NLC Financial Services
800.950.3314, ext. 11497
FAX 561.962.6988
sharter@firstnlc.net
www.firstnlc.com

      First NLC Financial Services Closes $481.8 Million Asset-Backed Securitization

Deerfield Beach, FL, July 2, 2007 – First NLC Financial Services, LLC (“the Company”), a wholly-owned mortgage subsidiary of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), today announced it has securitized $481.8 million of first-lien and second-lien residential mortgage loans originated by the Company through First NLC Trust 2007-1.

The securitization closed on June 26, 2007 and is expected to be treated as a sale for financial reporting purposes.

Standard & Poor's Rating Services and Moody's Investor Services, Inc. rated the securities. Credit Suisse Securities (USA) LLC served as lead manager for the transaction. The securities were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT FIRST NLC
First NLC Financial Services, LLC, a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), is a non-prime residential mortgage banking company originating mortgage loans in 42 states. The company has its headquarters and main operations center in Boca Raton, FL, and a regional operations center in Anaheim, CA. For further information, visit www.firstnlc.com.

–END–